Exhibit 10.1

October 2, 2023

Ms. Sandra L. Rivera
c/o Intel Corporation
2200 Mission College Blvd
Santa Clara, CA, 95054-1549

Dear Sandra:

Congratulations! I am pleased to provide this offer to you for the position of Chief Executive Officer of Programmable Solutions Group (“PSG”), an Intel Corporation (“Intel”) standalone business, reporting to the PSG Board of Directors (“Board”).

It is expected that the effective date for your new position (“Effective Date”) will be January 1, 2024. You will also be appointed to the Board as soon as possible following the Effective Date and, as long as you continue to serve as the Chief Executive Officer of PSG, you will continue to be nominated to serve on the Board at each stockholder meeting at which directors are elected.

Target Annual Compensation. Commencing on January 1, 2024, your target total annual compensation will be $13,500,000, initially split between the elements of compensation as set out below. Your target total annual compensation and the allocation between elements of compensation will be reviewed no less than annually by the Board.

Base Salary. Your annual base salary will be $900,000, less applicable taxes, deductions, and withholdings.

Annual Performance Bonus. You will be eligible for an annual cash bonus (“Bonus”) with a target payout of 150% of base salary (which equates to $1,350,000 for fiscal year 2024 based on your initial base salary), less applicable taxes, deductions, and withholdings (“Target Bonus”). The Bonus, to the extent earned, will be paid in the first quarter of the year following the fiscal year for which it is earned (at the same time Bonuses are paid to similarly situated employees) based on financial and operational goals that the Board will determine in consultation with you and further subject to the terms of the PSG bonus plan. Your maximum bonus opportunity will be 200% of the Target Bonus.

Equity Grants. Your initial annual long-term incentive equity awards (“LTI”) will have an estimated target value of $11,250,000 on the grant date based on the PSG Valuation (as defined below) and will be comprised of a mix of performance stock

Ms. Sandra L. Rivera
October 2, 2023

units and restricted stock units. For 2024, upon the completion of the PSG Valuation and the Board’s approval of a PSG equity incentive plan, you will be granted (the date of the Board’s approval of such awards, the “Grant Date”) the following equity awards:

•Performance Stock Units. You will be granted an award of PSG performance stock units (“PSUs”) with an estimated target value of $6,750,000 on the Grant Date that can be earned as to up to 200% of the target number of PSUs for maximum performance. The exact number of PSUs will be determined on the Grant Date by dividing the target value by the value per PSG share determined in the PSG Valuation. The PSUs will vest based on your continued employment with PSG through the end of the applicable three-year performance period and the achievement of performance conditions to be determined by the Board in consultation with you. In the event of your death while employed by PSG, these initial PSUs will become 100% vested and settled at the same time as the PSUs are settled for other employees following the certification of performance results by the Board. In the event your employment terminates as a result of Disablement (as defined below), these initial PSUs will become 100% vested upon the later of the date of your termination of employment due to your Disablement or the date of determination of your Disablement and settled at the same time as the PSUs are settled for other employees following the certification of performance results by the Board.

For purposes of this offer letter, “PSG Valuation” means a value of PSG determined based on the reasonable application of a reasonable valuation method that is anticipated to be completed by the end of the first quarter of fiscal year 2024, and “Disablement” will be determined in accordance with the standards and procedures of the then-current long term disability plan maintained by PSG or if no plan is in place at the time, defined as generally a physical condition arising from an illness or injury, which renders you incapable of performing work in your regular occupation, as determined by PSG.

•Time-Based Restricted Stock Units. You will be granted an award of PSG restricted stock units (“RSUs”) with an estimated target value of $4,500,000 on the Grant Date. The exact number of RSUs will be determined on the Grant Date by dividing the target value by the value per PSG share determined in the PSG Valuation. The RSUs will vest in equal annual installments over a three-year period following the Grant Date, subject to your continued employment with PSG through each

Ms. Sandra L. Rivera
October 2, 2023

vesting date. In the event of your death while employed by PSG, these initial RSUs will become 100% vested. In the event your employment terminates as a result of Disablement, these initial RSUs will become 100% vested upon the later of the date of your termination of employment due to your Disablement or the date of determination of your Disablement.

Staking Grants. You will be granted an additional one-time equity award with respect to PSG’s equity (“Staking Grants”) with an estimated aggregate target value of $25,000,000 on the Grant Date. The Staking Grants will be comprised of 80% performance stock units (“Staking PSUs”), which vest based on your continued employment with PSG through a performance period that is no later than five years and begins on the Effective Date and the achievement of performance conditions to be determined by the Board in consultation with you and 20% time-based RSUs (“Staking RSUs”). The Staking RSUs will vest in equal annual installments over a five-year period following the Effective Date, subject to your continued employment with PSG through each vesting date. The exact number of Staking PSUs and Staking RSUs will be determined on the Grant Date by dividing the target value by the value per PSG share determined in the PSG Valuation.

Equity Ownership Opportunity. In calendar year 2024, you will be provided an opportunity to purchase PSG stock in an amount up to $5,000,000 (“Investment”) based on the PSG Valuation. If you make the Investment, PSG will grant you, as soon as administratively feasible following the Investment, a number of matching PSG RSUs equal to the number of Investment shares you purchased, with 50% of the RSUs vesting on the one-year anniversary of your Investment date and the remaining 50% vesting on the two-year anniversary of your Investment date, subject to your continued employment with PSG through each vesting date.

Comprehensive Benefits. You will continue to participate in Intel’s benefit programs and plans commensurate with your position until such time as PSG establishes its own benefit programs and plans and at such time will be provided with benefits on terms that are no less favorable than those provided to any other executive of PSG. Any benefits provided to you by Intel or PSG will be subject to the terms and conditions of the benefit programs and plans. Your rights to indemnification and liability insurance coverage from Intel shall continue on terms that are no less favorable than those provided to any other Intel executive until such time as PSG establishes its own indemnification and liability insurance coverage and at such time you shall be provided indemnification and liability insurance coverage on terms no less favorable than those provided to any other executive or director of PSG.

Ms. Sandra L. Rivera
October 2, 2023

Severance. In the event your employment is terminated by PSG without Cause (as defined below) or you voluntarily resign your employment for Good Reason (as defined below), and you sign and do not revoke a release in favor of PSG that will be mutually agreed upon between you and PSG (a “Release”), and such Release becomes effective within 60 days following the date your employment terminates, PSG will pay you a total severance payment equal to the sum of (a) your then-base salary, and (b) your then-Target Bonus amount (in both cases, before any reduction that would constitute Good Reason), payable in equal installments over a period of 12 months in accordance with PSG’s regular payroll practices, provided that if such 60 -day period spans two calendar years, such severance payments will commence on PSG’s first regularly scheduled payroll date following the effectiveness of the Release in the later of such calendar years, with any installments otherwise scheduled to be paid to you prior to such date instead paid in lump sum to you on such first payroll date and all other installments paid in accordance with the schedule described in this offer letter. The terms of the Release will not release any claims executive has for indemnification under statute, contract, or insurance arrangements and will not include any post-employment obligations that did not exist prior to separation.

For purposes of this offer letter, “Cause” means (a) commission of an act of material fraud or dishonesty against Intel or PSG; (b) intentional refusal or willful failure to substantially carry out the lawful and reasonable instructions of the Board (other than any such failure resulting from your disability); (c) conviction of, guilty plea or “no contest” plea to a felony or to a misdemeanor involving moral turpitude (where moral turpitude means so extreme a departure from ordinary standards of honesty, good morals, justice, or ethics as to be shocking to the moral sense of the community); (d) gross misconduct in connection with the performance of your duties; (e) improper disclosure of confidential information (excluding conduct or activities undertaken in good faith by you in the ordinary course of you performing your duties or promoting PSG) or a material violation of a PSG policy or Code of Conduct or, to the extent applicable, an Intel policy or Code of Conduct; (f) breach of fiduciary duty to PSG; (g) failure to reasonably cooperate with Intel or PSG in any investigation or formal proceeding or being found liable in a Securities and Exchange Commission enforcement action or otherwise being disqualified from serving in your job as a result of such investigation, formal proceeding, or enforcement action; or (h) breach of duty of loyalty to PSG or, to the extent applicable, Intel. Prior to termination for Cause, PSG shall provide 30 days prior written notice of the grounds for Cause and give you an opportunity within (and including all of) those 30 days to cure the alleged breach. If the breach is substantially cured during such period, Cause will not exist on account of such breach. The parties recognize that given the egregious nature of the conduct

Ms. Sandra L. Rivera
October 2, 2023

defined as Cause, a cure may not possible. No act or failure to act on your part shall be considered “willful” unless Intel reasonably and in good faith determines it is done, or omitted to be done, in bad faith or without reasonable belief that your act or omission was in the best interests of the Company. Without limitation, any act, or failure to act, based upon express authority given pursuant to a resolution duly adopted by the Board with respect to such act or omission, or based upon the advice of legal counsel for PSG, shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of PSG.

A resignation for “Good Reason” means that you have complied with the Good Reason process (as defined below) following the occurrence, without your express, written consent, of one or more of the following conditions (whether by a single action or a series of actions): (a) a material reduction in your title, duties, responsibilities, or authority; (b) a material reduction by PSG of your annual base salary or Target Bonus; or (c) a failure by PSG to timely satisfy its obligations with respect to any of the equity award grants described in this offer letter. “Good Reason Process” means that (1) a Good Reason condition has occurred; (2) you notified PSG in writing within sixty (60) days of you first becoming aware of the events or circumstances claimed to give rise to Good Reason; (3) PSG fails to cure such events or circumstances within the thirty (30) days following such notice (the “Cure Period”); and (4) you terminate your employment by written notice to the Board within thirty (30) days after the end of the Cure Period. If PSG cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have existed in such case.

Change in Control. In the event (a) Intel holds less than 40% Beneficial Ownership (within the meaning set forth in Rule 13d-3 promulgated under Section 13 of the Securities Exchange Act of 1934) in PSG (“Change in Control”), (b) your employment is terminated by PSG without Cause or you voluntarily resign your employment for Good Reason, and (c) you sign and do not revoke a Release, and such Release becomes effective within 60 days following the date your employment terminates, PSG will pay you a total severance payment equal to the sum of (1) your then-annual base salary and (2) your then-Target Bonus amount (in both cases, before any reduction that would constitute Good Reason), payable in equal installments over a period of 12 months in accordance with PSG’s regular payroll practices, provided that if such 60 day period spans two calendar years, such severance payments will commence on Intel’s first regularly scheduled payroll date following the effectiveness of the Release in the later of such calendar years, with any installments otherwise scheduled to be paid to you prior to such date instead paid in lump sum to you on

Ms. Sandra L. Rivera
October 2, 2023

such first payroll date and all other installments paid in accordance with the schedule described in this offer letter.

In addition, in the event (a) a Change in Control occurs within the initial five-year period following the Effective Date, (b) your employment is terminated by PSG without Cause or you voluntarily resign your employment for Good Reason within the one-year period following the Change in Control, and (c) you sign and do not revoke a Release, and such Release becomes effective within 60 days following the date your employment terminates, (1) any unvested RSUs set forth under this offer letter will become fully vested, and (2) any unvested PSUs set forth in this offer will receive pro-rata vesting, determined by multiplying the target number of shares granted for each PSU award by a fraction, the numerator of which is the total number of full months elapsed from the first day of the applicable performance period to the date your employment terminates and the denominator of which is the total number of months in the applicable performance period, in each case effective as of the date of effectiveness of the Release, provided that if such 60-day period spans two calendar years, such vesting will occur on the first day of the later of such calendar years.

Notwithstanding anything in this offer letter to the contrary, if any payment or distribution to you pursuant to this offer letter or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (“Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Code Section 4999 (“Excise Tax”), then such Payment will either be (A) delivered in full, or (B) delivered as to such lesser extent which would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in your receipt on an after-tax basis, of the largest payment, notwithstanding that all or some portion the Payment may be taxable under Code Section 4999. The accounting firm engaged by PSG for general audit purposes as of the day prior to the effective date of the change in control or such other nationally recognized professional services firm agreed to by the parties (“Accounting Firm”) shall perform the foregoing calculations. PSG will bear all expenses with respect to the determinations by such Accounting Firm required to be made hereunder. The Accounting Firm shall provide its calculations to PSG and you within fifteen (15) calendar days after the date on which your right to a Payment is triggered (if requested at that time by PSG or you) or such other time as requested by PSG or you. Any good faith determinations of the Accounting Firm made hereunder will be final, binding, and conclusive upon PSG and you. Any reduction in payments and/or benefits pursuant to this paragraph will occur in the following order:

Ms. Sandra L. Rivera
October 2, 2023

(1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards; and (3) reduction of other benefits payable to you.

Attorneys’ Fees. Intel will reimburse you for up to $30,000 of your reasonable attorneys’ fees incurred in connection with the review and finalization of this offer letter and documentation of the equity awards described above, which reimbursement will occur no later than March 15, 2024.

Outside Activities during Employment. During your employment with PSG, you shall devote your full business efforts and time to PSG. This obligation, however, shall not preclude you from engaging in appropriate civic, charitable, or religious activities, as long as they do not materially interfere with your job. Any outside activities, including serving on another board of directors, must be in compliance with PSG’s Code of Conduct and, to the extent applicable, Intel’s Code of Conduct. Notwithstanding the foregoing (or any other written agreement between you and PSG), you may continue to serve on the board of directors of Equinix, Inc. so long as such service does not materially interfere with your duties and responsibilities to PSG.

Company Policies/Protection of Intellectual Property. You will be expected to abide by PSG’s policies and procedures provided to you in writing that do not contradict the terms of this offer letter and, to the extent applicable, Intel’s policies and procedures.

At-Will Employment. Your employment with PSG shall be “at will,” which means that both PSG and you have the right to end your employment at any time, with or without advance notice, and with or without cause. The at-will nature of your employment may not be modified or amended except by written agreement signed by an authorized member of the Board and you.

Tax Withholding. All amounts payable hereunder shall be subject to any required withholdings and deductions.

Counterparts. This offer letter may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 409A. It is intended that all of the severance payments and other benefits and payments payable under this offer letter be exempt from the application of Code Section 409A, and if not so exempt that they comply with the provisions of Code Section 409A, and this offer letter will be construed and interpreted accordingly.

Ms. Sandra L. Rivera
October 2, 2023

For purposes of Code Section 409A, your right to receive any installment payments under this offer letter (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this offer letter, if you are deemed by PSG at the time of your “separation from service” (within the meaning of Code Section 409A) to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon separation from service set forth herein and/or under any other agreement with PSG are deemed to be “deferred compensation,” then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Code Section 409A, such payments shall not be provided to you prior to the earliest of (a) the expiration of the six-month period measured from the date of your separation from service with PSG, (b) the date of your death or (c) such earlier date as permitted under Code Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred. With respect to reimbursements provided to you hereunder (or otherwise) that are not exempt from Code Section 409A, the following rules shall apply: (i) the amount of expenses eligible for reimbursement during any one of your taxable years shall not affect the expenses eligible for reimbursement in any other taxable year, (ii) in the case of any reimbursements of eligible expenses, reimbursement shall be made on or before the last day of your taxable year following the taxable year in which the expense was incurred and (iii) the right to reimbursement shall not be subject to liquidation or exchange for another benefit.

Entire Agreement. This offer letter including the referenced documents forms the entire agreement between you and PSG and replaces all prior communications or agreements on matters related to employment at PSG. For the avoidance of doubt, all outstanding Intel equity awards you hold on the Effective Date will continue be governed by their current terms.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Sincerely,

/s/ Patrick P. Gelsinger
Patrick P. Gelsinger Intel Chief Executive Officer

Accepted and Agreed:

/s/ Sandra L. Rivera	10/2/2023
Sandra L. Rivera	Date

[SIGNATURE PAGE TO OFFER LETTER]